Exhibit 99.1

ALZAMEND NEURO, INC.

2016 Amended and Restated

Stock Incentive Plan

Alzamend Neuro Stock Incentive Plan

ARTICLE I

General

1.1	General

The Alzamend Neuro, Inc. 2016 Amended and Restated Stock Incentive Plan (the “Plan”) is designed to provide incentive compensation to certain selected individuals deemed by the Board, or its designee, to be critical to the business of Alzamend Neuro, Inc. (the “Company”), and its affiliates. Capitalized terms used herein shall have the meanings given in Article III below.

1.2	Administration

(a)           Administration by Committee; Constitution of Committee. The Plan shall be administered by the Board of the Board of Directors of the Company (the “Board”) or such other committee or subcommittee as the Board may designate (the “Committee”). The members of the Committee shall be appointed by, and serve at the pleasure of, the Board. It is intended, but not required, that at all times the Committee shall consist solely of Qualified Members, the number of whom shall not be less than two, provided that the fact that the Committee is not so comprised will not invalidate any grant hereunder that otherwise satisfies the terms of the Plan. A “Qualified Member” is both a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (the “1934 Act”) and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). If the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

(b)          Committee’s Authority. The Committee shall have the authority to (i) exercise all of the powers granted to it under the Plan, (ii) construe, interpret and implement the Plan and any Award Agreement issued under the Plan, (iii) prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing its own operations, (iv) make all determinations necessary or advisable in administering the Plan, (v) correct any defect, supply any omission and reconcile any inconsistency in the Plan, and (vi) amend the Plan to reflect changes in applicable law.

(c)           Committee Action; Delegation. Except as otherwise required by applicable law, actions of the Committee shall be taken by the vote of a majority of its members. Any action may be taken by a written instrument signed by a majority of the Committee members, and action so taken shall be fully as effective as if it had been taken by a vote at a meeting. Notwithstanding the foregoing or any other provision of the Plan, the Committee (or the Board acting instead of the Committee), may delegate to one or more officers of the Company the authority to designate the individuals (other than such officer(s)), among those eligible to receive Awards pursuant to the terms of the Plan, who will receive Awards under the Plan and the size of each such Award, to the fullest extent permitted by Section 157 of the Delaware General Corporation Law (or any successor provision thereto), provided that the Committee shall itself grant Awards to those individuals who could reasonably be considered to be subject to the insider trading provisions of Section 16 of the 1934 Act or whose Awards could reasonably be expected to be subject to the deduction limitations of Section 162(m) of the Code.

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(d)           Determinations Final. The determination of the Committee on all matters relating to the Plan or any Award under the Plan shall be final, binding and conclusive.

(e)           Limit on Committee Members’ Liability. Members of the Committee, any person acting pursuant to authority delegated by the Committee, and any officer or employee of the Company or a subsidiary or affiliate acting at the direction or on behalf of the Committee or a delegee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

1.3	Persons Eligible for Awards

The persons eligible to receive Awards under the Plan are those officers, directors (whether or not they are employed by the Company), and executive, managerial, professional or administrative employees of, and consultants to, the Company as the Committee in its sole discretion shall select.

1.4	Types of Awards Under Plan

The Awards available for grant hereunder shall be those described in Article II below.

1.5	Shares Available for Awards; Adjustments to Awards

(a)           Aggregate Number Available; Certificate Legends. Subject to adjustment as provided under subparagraph (d)(1) below, the total number of shares of common stock of the Company (“Company Stock”) with respect to which Awards may be granted pursuant to the Plan shall not exceed 20,000,000 in the aggregate. Shares issued pursuant to the Plan may be authorized but unissued Company Stock, authorized and issued Company Stock held in the Company’s treasury or Company Stock acquired by the Company for the purposes of the Plan. The Committee may direct that any stock certificate evidencing shares issued pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as may apply to such shares.

(b)           Limits. Except as otherwise provided specifically herein, no provision of this Plan shall be deemed to limit the number or value of shares otherwise available for Awards under the Plan. Subject to adjustment as provided in subparagraph (d) below, the total number of shares of Company Stock which may be subject to one or more options or stock appreciation rights granted to any one employee of the Company or a subsidiary during any one calendar year shall not exceed 2,500,000 shares. Stock options and stock appreciation rights granted and subsequently canceled or deemed to be canceled in a calendar year shall count against this limit even after their cancellation.

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(c)           Certain Shares to Become Available Again. If any shares subject to an Award are forfeited, cancelled, exchanged or surrendered or if an Award otherwise terminates or expires without a distribution of shares to the Participant, the shares of Company Stock with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Awards under the Plan. Notwithstanding the foregoing, shares of Company Stock that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with any Award under the Plan, as well as any shares of Company Stock exchanged by a Participant or withheld by the Company or any subsidiary to satisfy the tax withholding obligations related to any Award under the Plan, shall not be available for subsequent Awards under the Plan. Upon the exercise of any Award granted in tandem with any other Awards, such related Awards shall be cancelled to the extent of the number of shares of Company Stock as to which the Award is exercised. In addition, (i) to the extent an Award is paid or settled in cash, the number of shares of Company Stock with respect to which such payment or settlement is made shall again be available for grants of Awards pursuant to the Plan and (ii) Shares of Company Stock underlying Awards that can only be settled in cash shall not be counted against the aggregate number of shares of Company Stock available for Awards under the Plan.

(d)           Adjustments to Available Shares and Existing Awards Upon Changes in Company Stock or Certain Other Events. In the event that any special or extraordinary dividend or other extraordinary distribution is declared (whether in the form of cash, Company Stock, or other property), or there occurs any recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange or other similar corporate transaction or event, the Committee shall adjust, as it deems necessary or appropriate, (1) the number and kind of shares of stock which may thereafter be issued in connection with Awards, (2) the number and kind of shares of stock or other property, including cash, issued or issuable in respect of outstanding Awards, (3) the exercise price, grant price or purchase price relating to any Award, and (4) the limitations set forth in Section 1.5(a); provided that, with respect to Incentive Stock Options, such adjustment shall be made in accordance with Section 424 of the Code, and provided further that no such adjustment shall cause any Award hereunder which is or becomes subject to Section 409A of the Code to fail to comply with the requirements of such section. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger or consolidation of the Company or any other corporation. Except as expressly provided in the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Company Stock subject to an Award or the exercise price of any option or stock appreciation right.

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ARTICLE II

Awards Under the Plan

2.1	Agreements Evidencing Awards

Each Award granted under the Plan shall be evidenced by a written agreement (an “Award Agreement”), which shall contain such provisions as the Committee may in its sole discretion deem necessary or desirable. By accepting an Award pursuant to the Plan, a Participant thereby agrees that the Award shall be subject to all of the terms and provisions of the Plan and the applicable Award Agreement.

2.2	Stock Options

(a)           General. The Committee may issue Awards in the form of options to acquire Company Stock (“Options”), which may be in the form of Non-Qualified Options or Incentive Stock Options hereunder.

(b)           Exercise Price. Each Award Agreement with respect to an Option shall set forth the amount per share (the “Option Exercise Price”) payable by the Participant to the Company upon exercise of the Option. The Option Exercise Price shall be equal to or greater than the Fair Market Value of a share of Company Stock on the date of grant. Other than with respect to an adjustment described in Section 1.5(d), in no event shall the Option Exercise Price be reduced following the grant of an Option, nor shall an Option be cancelled in exchange for a replacement Option with a lower exercise price or in exchange for another type of Award or cash payment without stockholder approval.

(c)           Exercisability. Each Option shall become exercisable at the time determined by the Committee and set forth in the applicable Award Agreement. At the time of grant of an Option, the Committee may impose such restrictions or conditions to the exercisability of the Option as it, in its absolute discretion, deems appropriate, including, but not limited to, achievement of performance goals based on one or more Business Criteria. Subject to Section 2.2(d) hereof, the Committee shall determine and set forth in the applicable Award Agreement the expiration date of each Option, which shall be no later than the tenth anniversary of the date of grant of the Option.

(d)           Exercise. An Option shall be exercised by delivering the form of notice of exercise provided by the Company. Payment for shares of Company Stock purchased upon the exercise of an Option shall be made on the effective date of such exercise by one or a combination of the following means: (A) in cash or by personal check, certified check, bank cashier’s check or wire transfer; (B) in shares of Company Stock owned by the Participant and valued at their Fair Market Value on the effective date of such exercise; or (C) by any such other methods (including broker assisted cashless exercise) as the Committee may from time to time authorize; provided, however, that in the case of a Participant who is subject to Section 16 of the 1934 Act, the method of making such payment shall be in compliance with applicable law. Except as authorized by the Committee, any payment in shares of Company Stock shall be effected by the delivery of such shares to the Secretary of the Company, duly endorsed in blank or accompanied by stock powers duly executed in blank, together with any other documents and evidences as the Secretary of the Company shall require.

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(e)           Special Rules for Incentive Stock Options. Incentive Stock Options may only be granted to employees of the Company and its affiliates, in accordance with the provisions of Section 422 of the Code. To the extent that the aggregate Fair Market Value of shares of Company Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under the Plan and any other stock option plan of the Company or a subsidiary shall exceed $100,000, such Options shall be treated as Nonqualified Stock Options. For purposes of this Section 2.2(d), Fair Market Value shall be determined as of the date on which each such Incentive Stock Option is granted. No Incentive Stock Option may be granted to an individual if, at the time of the proposed grant, such individual owns (or is deemed to own under the Code) stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company unless (A) the exercise price of such Incentive Stock Option is at least 110% of the Fair Market Value of a share of Company Stock at the time such Incentive Stock Option is granted and (B) such Incentive Stock Option is not exercisable after the expiration of five years from the date such Incentive Stock Option is granted.

(f)            Termination of Services In the event that the employment of a Participant with the Company (or the Participant’s service to the Company) shall terminate for any reason other than (i) Cause, (ii) death or (iii) disability or retirement, each Option granted to such Participant, to the extent that it is exercisable at the time of such termination, shall, unless otherwise determined by the Committee at the time of grant as set forth in the applicable Award Agreement, remain exercisable for the 90 day period following such termination, but in no event following the expiration of its term. Each Option that remains unexercisable as of the date of such a termination shall be terminated at the time of such termination (except as may be otherwise determined by the Committee). In the event that the employment of a Participant with the Company (or the Participant’s service to the Company) shall terminate on account of the death, disability or retirement of the Participant (in the case of disability or retirement as determined by the Committee), each Option granted to such Participant that is outstanding and vested as of the date of such termination shall, unless otherwise determined by the Committee at the time of grant as set forth in the applicable Award Agreement, remain exercisable by the Participant (or such Participant’s legal representatives, heirs or legatees) for the one year period following such termination, but in no event following the expiration of its term. Each Option that remains unexercisable as of the date of a termination due to death, disability or retirement shall be terminated at the time of such termination (except as may be otherwise determined by the Committee). In the event of the termination of a Participant’s employment for Cause, each outstanding Option granted to such Participant shall terminate at the commencement of business on the date of such termination.

2.3	Stock Appreciation Rights

(a)           General. The Committee may issue Awards in the form the right to receive, on exercise, an amount equal to the increase, if any, in the Fair Market Value of a share of Company Stock from the date of grant to the date of exercise, as further describe below (a “Stock Appreciation Right”).

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(b)           Stock Appreciation Right Grants in Connection with Options. A Stock Appreciation Right may be granted in connection with an Option, either at the time of grant or, with respect to a Nonqualified Stock Option, at any time thereafter during the term of the Option, or may be granted unrelated to an Option. At the time of grant of a Stock Appreciation Right, the Committee may impose such restrictions or conditions to the exercisability of the Stock Appreciation Right as it, in its absolute discretion, deems appropriate, including, but not limited to, achievement of performance goals based on one or more Business Criteria. The term of a Stock Appreciation Right granted without relationship to an Option shall not exceed ten years from the date of grant. In addition, the exercise price of a Stock Appreciation Right shall be equal to or greater than the Fair Market Value of a share of Company Stock on the date of grant.

(c)           Surrender of Option upon Exercise of Related Stock Appreciation Right. A Stock Appreciation Right related to an Option shall require the holder, upon exercise, to surrender such Option with respect to the number of shares as to which such Stock Appreciation Right is exercised, in order to receive payment of any amount computed pursuant to Section 2.3(e). Such Option will, to the extent surrendered, then cease to be exercisable.

(d)           Relationship Between Stock Appreciation Right and Related Option. Subject to Section 2.3(i) and to such rules and restrictions as the Committee may impose, a Stock Appreciation Right granted in connection with an Option will be exercisable at such time or times, and only to the extent that a related Option is exercisable. All Stock Appreciation Rights shall be non-transferable (except to the extent that such related Option may be transferable), except by will or the laws of descent and distribution or except as otherwise determined by the Committee for estate planning purposes.

(e)           Payment. Upon the exercise of a Stock Appreciation Right whether related or unrelated to an Option, the holder will be entitled to receive payment of an amount determined by multiplying:

(i) the excess of the Fair Market Value of a share of Company Stock on the date of exercise of such Stock Appreciation Right over the exercise price of the Stock Appreciation Right, by

(ii) the number of shares as to which such Stock Appreciation Right is exercised.

(f)            Limit on Payment. Notwithstanding subsection (e) above, the Committee may place a limitation on the amount payable upon exercise of a Stock Appreciation Right. Any such limitation must be determined as of the date of grant and noted in the applicable Award Agreement.

(g)           Form of Payment. Payment of the amount determined under subsection (e) above may be made solely in whole shares of Company Stock valued at their Fair Market Value on the date of exercise of the Stock Appreciation Right or alternatively, in the sole discretion of the Committee, solely in cash or a combination of cash and shares. If the Committee decides that payment will be made in shares of Company Stock, and the amount payable results in a fractional share, payment for the fractional share will be made in cash.

(h)           Adjustment or Replacement. Other than with respect to an adjustment described in Section 1.5(d), in no event shall the exercise price with respect to a Stock Appreciation Right be reduced following the grant of a Stock Appreciation Right, nor shall a Stock Appreciation Right be cancelled in exchange for a replacement Stock Appreciation Right with a lower exercise price or in exchange for another type of Award or cash payment without stockholder approval.

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(i)            Termination of Services. In the event that the employment of a Participant with the Company (or the Participant’s service to the Company) shall terminate for any reason other than (i) Cause, (ii) death or (iii) disability or retirement, each Stock Appreciation Right granted to such Participant, to the extent that it is exercisable at the time of such termination, shall, unless otherwise determined by the Committee at the time of grant as set forth in the applicable Award Agreement, remain exercisable for the 90 day period following such termination, but in no event following the expiration of its term. Any Stock Appreciation Right that is not exercisable as of the date of such a termination shall be terminated at the time of such termination (except as may be otherwise determined by the Committee). In the event that the employment of a Participant with the Company (or the Participant’s service to the Company) shall terminate on account of the death, disability or retirement of the Participant (in the case of disability or retirement as determined by the Committee), each Stock Appreciation Right granted to such Participant that is outstanding and vested as of the date of such termination shall, unless otherwise determined by the Committee at the time of grant as set forth in the applicable Award Agreement, remain exercisable by the Participant (or such Participant’s legal representatives, heirs or legatees) for the one year period following such termination, but in no event following the expiration of its term. Each Stock Appreciation Right that remains unexercisable as of the date of a termination due to death, disability or retirement shall be terminated at the time of such termination (except as may be otherwise determined by the Committee). In the event of the termination of a Participant’s employment for Cause, each outstanding Stock Appreciation Right granted to such Participant shall terminate at the commencement of business on the date of such termination.

2.4	Restricted Stock

(a)           General. The Committee may issue Awards consisting of shares of Company Stock issued subject to restrictions as described below (“Restricted Stock”).

(b)           Price. At the time of the grant of shares of Restricted Stock, the Committee shall determine the price, if any, to be paid by the Participant for each share of Restricted Stock subject to the Award.

(c)           Vesting Date. At the time of the grant of shares of Restricted Stock, the Committee shall establish a vesting date or vesting dates with respect to such shares. The Committee may divide such shares into classes and assign a different vesting date for each class. Provided that all conditions to the vesting of a share of Restricted Stock are satisfied, and subject to Section 2.4(i), upon the occurrence of the vesting date with respect to a share of Restricted Stock, such share shall vest and the restrictions of Section 2.4(e) shall lapse.

(d)           Conditions to Vesting. At the time of the grant of shares of Restricted Stock, the Committee may impose such restrictions or conditions to the vesting of such shares as it, in its absolute discretion, deems appropriate, including, but not limited to, achievement of performance goals based on one or more Business Criteria. The Committee may also provide that the vesting or forfeiture of shares of Restricted Stock may be based upon the achievement of, or failure to achieve, certain levels of performance and may provide for partial vesting of Restricted Stock in the event that the maximum level of performance is not met if the minimum level of performance has been equaled or exceeded.

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(e)           Restrictions on Transfer Prior to Vesting. Prior to the vesting of a share of Restricted Stock, such Restricted Stock may not be transferred, assigned or otherwise disposed of, and no transfer of a Participant’s rights with respect to such Restricted Stock, whether voluntary or involuntary, by operation of law or otherwise, shall be permitted. Immediately upon any attempt to transfer such rights, such shares, and all of the rights related thereto, shall be forfeited by the Participant.

(f)            Dividends on Restricted Stock. The Committee in its discretion may require that any dividends paid on shares of Restricted Stock be held in escrow until all restrictions on such shares have lapsed.

(g)           Issuance of Certificates. The Committee may, upon such terms and conditions as it determines, provide that (1) a certificate or certificates representing the shares underlying a Restricted Stock Award shall be registered in the Participant’s name and bear an appropriate legend specifying that such shares are not transferable and are subject to the provisions of the Plan and the restrictions, terms and conditions set forth in the applicable Award Agreement, (2) such certificate or certificates shall be held in escrow by the Company on behalf of the Participant until such shares become vested or are forfeited or (3) the Participant’s ownership of the Restricted Stock shall be registered by the Company in book entry form.

(h)           Consequences of Vesting. Upon the vesting of a share of Restricted Stock pursuant to the terms hereof, the restrictions of Section 2.4(e) shall lapse with respect to such share. Following the date on which a share of Restricted Stock vests, the Company shall cause to be delivered to the Participant to whom such shares were granted, a certificate evidencing such share, which may bear a restrictive legend, if the Committee determines such a legend to be appropriate.

(i)            Effect of Termination of Employment (or Provision of Services). Except as may otherwise be provided in the applicable Award Agreement, and subject to the Committee’s authority under Section 1.2 hereof, upon the termination of a Participant’s employment (or upon cessation of such Participant’s services to the Company) for any reason, any and all shares to which restrictions on transferability apply shall be immediately forfeited by the Participant and transferred to, and reacquired by, the Company. In the event of a forfeiture of shares pursuant to this section, the Company shall repay to the Participant (or the Participant’s estate) any amount paid by the Participant for such shares. In the event that the Company requires a return of shares, it shall also have the right to require the return of all dividends paid on such shares, whether by termination of any escrow arrangement under which such dividends are held or otherwise.

2.5	Stock Units

(a)           General. The Committee may issue Awards in the form of rights to receive, at a future time, an amount equal to the Fair Market Value of a share of Company Stock (a “Stock Unit”).

(b)           Vesting Date. At the time of the grant of Stock Units, the Committee shall establish a vesting date or vesting dates with respect to such Stock Units. The Committee may divide such shares into classes and assign a different vesting date for each class. Provided that all conditions to the vesting of the Stock Units imposed pursuant to Section 2.5(c) are satisfied, and subject to Section 2.5(d), upon the occurrence of the vesting date with respect to the Stock Units, such units shall vest.

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(c)           Benefit Upon Vesting. Unless otherwise provided in an Award Agreement, upon the vesting of Stock Units, the Participant shall be paid, within 30 days of the date on which such units vest, an amount, in cash and/or shares of Company Stock, as determined by the Committee. In the case of Awards denominated in shares of Company Stock, the amount per Stock Unit shall be equal to the sum of (1) the Fair Market Value of a share of Company Stock on the date on which such Stock Units vest and (2) the aggregate amount of cash dividends paid with respect to a share of Company Stock during the period commencing on the date on which the Stock Units were granted and terminating on the date on which such units vest. In the case of Awards denominated in cash, the amount per Stock Unit shall be equal to the cash value of the Stock Unit on the date on which such Stock Units vest.

(d)           Conditions to Vesting. At the time of the grant of Stock Units, the Committee may impose such restrictions or conditions to the vesting of such units as it, in its absolute discretion, deems appropriate, including, but not limited to, achievement of performance goals based on one or more Business Criteria.

(e)           Effect of Termination of Employment (or Provision of Services). Except as may otherwise be provided in the applicable Award Agreement, and subject to the Committee’s authority under to Section 1.2 hereof, Stock Units that have not vested, together with any dividend equivalents deemed to have been credited with respect to such unvested units, shall be forfeited upon the Participant’s termination of employment (or upon cessation of such Participant’s services to the Company) for any reason.

2.6	Stock Bonuses

(a)           General. The Committee may issue Awards in the form Company Stock issued as bonus compensation (a “Stock Bonus”).

(b)           Issuance. In the event that the Committee grants a Stock Bonus, a certificate for the shares of Company Stock constituting such Stock Bonus shall be issued in the name of the Participant to whom such grant was made and delivered to such Participant as soon as practicable after the date on which such Stock Bonus is payable.

2.7	Other Awards

Other forms of Award (“Other Awards”), valued in whole or in part by reference to, or otherwise based on, Company Stock, including, but not limited to, dividend equivalents, may be granted either alone or in addition to other Awards (other than in connection with Options or Stock Appreciation Rights) under the Plan. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Awards shall be granted, the number of shares of Company Stock to be granted pursuant to such Other Awards, or the manner in which such Other Awards shall be settled (e.g., in shares of Company Stock or cash), or the conditions to the vesting and/or payment or settlement of such Other Awards (which may include, but not be limited to, achievement of performance goals based on one or more Business Criteria) and all other terms and conditions of such Other Awards.

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2.8	TRANSFERABILITY OF OPTIONS

Except as otherwise provided in an applicable award agreement evidencing an option, during the lifetime of a Participant, each option granted to a Participant shall be exercisable only by the Participant and no option shall be assignable or transferable otherwise than by will or by the laws of descent and distribution. The Committee may, in any applicable award agreement evidencing an option (other than an Incentive Stock Option to the extent inconsistent with the requirements of section 422 of the Code applicable to Incentive Stock Options), permit a Participant to transfer all or some of the options to (A) the Participant’s spouse, children or grandchildren (“immediate family members”), (B) a trust or trusts for the exclusive benefit of such immediate family members, or (C) other parties approved by the Committee in its absolute discretion. Following any such transfer, any transferred options shall continue to be subject to the same terms and conditions as were applicable immediately prior to the transfer. Notwithstanding the foregoing, a Non-Qualified Stock Option shall be transferable pursuant to a “domestic relations order” as defined in the Code or Title I of the Employment Retirement Income Security Act of 1974, as amended, or related applicable regulations.

2.9	CLAWBACK

Notwithstanding any provisions in this Plan or any award agreement to the contrary, any compensation, payments, or benefits provided hereunder (or profits realized from the sale of Common Stock relating to awards granted hereunder), whether in the form of cash or otherwise, shall be subject to a clawback to the extent necessary to comply with the requirements of any applicable law, including but not limited to, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Section 304 of the Sarbanes-Oxley Act of 2002, or any regulations promulgated thereunder.

ARTICLE III

DEFINITIONS

3.1	“1934 Act” is defined in Section 1.2(a).

3.2           “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Stock Unit, Stock Bonus or Other Award granted pursuant to the terms of the Plan

3.3	“Award Agreement” is defined in Section 2.1.

3.4	“Board” is defined in Section 1.2(a).

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3.5          “Business Criteria” shall mean (1) return on total stockholder equity; (2) earnings or book value per share of Company Stock; (3) net income (before or after taxes); (4) earnings before all or any interest, taxes, depreciation and/or amortization ("EBIT", "EBITA" or "EBITDA"); (5) inventory goals; (6) return on assets, capital or investment; (7) market share; (8) cost reduction goals; (9) earnings from continuing operations; (10) levels of expense, costs or liabilities; (11) unit level performance; (12) operating profit; (13) sales or revenues; (14) stock price appreciation; (15) total stockholder return; (16) implementation or completion of critical projects or processes; or (17) any combination of the foregoing. Where applicable, Business Criteria may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company, an Affiliate, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. The Business Criteria may be subject to a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). Each of the Business Criteria shall be determined, where applicable and except as otherwise provided by the Committee, in accordance with generally accepted accounting principles and shall be subject to certification by the Committee; provided that the Committee shall have the authority to make equitable adjustments to the Business Criteria in recognition of unusual or non-recurring events affecting the Company or any Affiliate or the financial statements of the Company or any Affiliate, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

3.6	“Cause” shall mean:

(i)       to the extent that there is an employment, severance or other agreement governing the relationship between the Participant and the Company, which agreement contains a definition of “cause,” Cause shall have the meaning as defined therein; and otherwise,

(ii)       the Participant’s termination of employment or services by the Company on account of any one or more of the following:

(A)       the Participant’s willful and intentional repeated failure or refusal, continuing after notice that specifically identifies the breach(es) complained of, to perform substantially his or her material duties, responsibilities and obligations (other than a failure resulting from Participant’s incapacity due to physical or mental illness or other reasons beyond the control of Participant), and which failure or refusal results in demonstrable direct and material injury to the Company;

(B)       any willful and intentional act or failure to act involving fraud, misrepresentation, theft, embezzlement, dishonesty or moral turpitude (collectively, “Fraud”), that results in demonstrable direct and material injury to the Company; and

(C)       conviction of (or a plea of nolo contendere to) an offense that is a felony in the jurisdiction involved or which is a misdemeanor in the jurisdiction involved but which involves Fraud.

For purposes of determining whether Cause exists, no act, or failure to act, on a Participant’s part shall be deemed “willful” or “intentional” unless done, or omitted to be done, by such Participant in bad faith, and without reasonable belief that his or her action or omission was in the best interests of the Company.

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Any rights the Company may have hereunder in respect of the events giving rise to Cause shall be in addition to the rights the Company may have under any other agreement with a Participant or at law or in equity. Any determination of whether a Participant’s employment is (or is deemed to have been) terminated for Cause for purposes of the Plan or any award hereunder shall be made by the Committee in its discretion. If, subsequent to a Participant’s voluntary termination or involuntary termination without Cause, it is discovered that the Participant’s employment could have been terminated for Cause, the Committee may deem such Participant’s employment to have been terminated for Cause. A Participant’s termination for Cause shall be effective as of the date of the occurrence of the event giving rise to Cause, regardless of when the determination of Cause is made

3.7	“Code” is defined in Section 1.2(a).

3.8	“Committee” is defined in Section 1.2(a).

3.9	“Company” is defined in Section 1.1.

3.10	“Company Stock” is defined in Section 1.5(a).

3.11          “Fair Market Value” shall be the closing price on the New York Stock Exchange, American Stock Exchange or NASDAQ (whichever is applicable) as reported for such day in The Wall Street Journal or, if no such price is reported for such day, the average of the high bid and low asked price of Company Stock as reported for such day. If no quotation is made for the applicable day, the Fair Market Value of a share of Company Stock on such day shall be determined in the manner set forth in the preceding sentence using quotations for the next preceding day for which there were quotations, provided that such quotations shall have been made within the ten (10) business days preceding the applicable day. Notwithstanding the foregoing, if deemed necessary or appropriate by the Committee, the Fair Market Value of a share of Company Stock on any day shall be determined by such methods or procedures as shall be established from time to time by the Committee; provided that any such determination shall comply with regulations promulgated under Section 409A of the Code

3.12          “Incentive Stock Option” means an Option that is intended to qualify for special federal income tax treatment pursuant to sections 421 and 422 of the Code as now constituted or subsequently amended, or pursuant to a successor provision of the Code, and which is so designated in the applicable award agreement. Any option that is not specifically designated as an Incentive Stock Option shall under no circumstances be considered an Incentive Stock Option.

3.13	“Non-Qualified Option” means an Option that is not an Incentive Stock Option.

3.14	“Option” is defined in Section 2.2(a).

3.15	“Other Award” is defined in Section 2.7.

3.16	“Plan” is defined in Section 1.1.

3.17	“Plan Action” is defined in Section 4.2(a).

3.18	“Qualified Member” is defined in Section 1.2(a).

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3.19	“Restricted Stock” is defined in Section 2.4(a).

3.20	“Rule 16b-3” is defined in Section 1.2(a).

3.21	“Stock Appreciation Right” is defined in Section 2.3(a).

3.22	“Stock Bonus” is defined in Section 2.6(a).

3.23	“Stock Unit” is defined in Section 2.5(a).

ARTICLE IV

Miscellaneous

4.1	Amendment of the Plan; Modification of awards

(a)           Amendment of the Plan. The Board may from time to time suspend, discontinue, revise or amend the Plan in any respect whatsoever, except that no such amendment shall materially impair any rights or materially increase any obligations under any award theretofore made under the Plan without the consent of the Participant (or, upon the Participant’s death, the person having the right to exercise the award). For purposes of this Section 4.1, any action of the Board or the Committee that in any way alters or affects the tax treatment of any award or that in the sole discretion of the Board is necessary to prevent an award from being subject to tax under Section 409A of the Code shall not be considered to materially impair any rights of any Participant. The Board shall determine, in its sole discretion, whether to submit any amendment of the Plan to shareholders for approval; in making such determination it is expected that the Board will take into account the requirements of any exchange on which the Company Stock is listed, the prerequisites for favorable tax treatment to the Company and Participants of awards made under the Plan, and such other considerations as the Board deems relevant.

(b)           Modification of Awards. The Committee may cancel any award under the Plan. The Committee also may amend any outstanding Award Agreement, including, without limitation, by amendment which would: (i) accelerate the time or times at which the award becomes unrestricted or vested or may be exercised; (ii) waive or amend any goals, restrictions or conditions set forth in the Award Agreement; or (iii) waive or amend any applicable provision of the Plan or Award Agreement with respect to the termination of the award upon termination of employment or services, provided however, that no such amendment may lower the exercise price of an outstanding option. However, any such cancellation or amendment (other than an amendment pursuant to paragraph 1.5(d)) that materially impairs the rights or materially increases the obligations of a Participant under an outstanding award shall be made only with the consent of the Participant (or, upon the Participant’s death, the person having the right to exercise the award). Any modification of an award in a manner that would cause the award to be subject to tax under Section 409A of the Code shall be deemed null and void.

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4.2	Consent Requirement

(a)           No Plan Action without Required Consent. If the Committee shall at any time determine that any consent is necessary or desirable as a condition of, or in connection with, the granting of any award under the Plan, the issuance or purchase of shares or exercise of other rights thereunder, or the taking of any other action thereunder (each such action being hereinafter referred to as a “Plan Action”), then such Plan Action shall not be taken or permitted, in whole or in part, unless and until such consent shall have been effected or obtained to the full satisfaction of the Committee.

(b)           Consent Defined. The term “consent” as used herein with respect to any Plan Action means (i) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state or local law, rule or regulation, (ii) any and all written agreements and representations by the Participant with respect to the disposition of shares, or with respect to any other matter, which the Committee shall deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made and (iii) any and all consents, clearances and approvals in respect of a Plan Action by any governmental or other regulatory bodies.

4.3	Non-assignability

Except as expressly provided herein or by the terms of an Award Agreement: (a) no award or right granted to any person under the Plan or under any Award Agreement shall be assignable or transferable other than by will or by the laws of descent and distribution; and (b) all rights granted under the Plan or any Award Agreement shall be exercisable during the life of the Participant only by the Participant or the Participant’s legal representative.

4.4	Requirement of Notification of Election Under Section 83(b) of the Code

If any Participant shall, in connection with the acquisition of shares of Company Stock under the Plan, make the election permitted under section 83(b) of the Code (i.e., an election to include in gross income in the year of transfer the amounts specified in section 83(b) of the Code), such Participant shall notify the Company of such election within 10 days of filing notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under the authority of Code section 83(b).

4.5           Requirement of Notification Upon Disqualifying Disposition Under Section 421(b) of the Code

Each Participant of an Incentive Stock Option shall notify the Company of any disposition of shares of Company Stock issued pursuant to the exercise of such option under the circumstances described in section 421(b) of the Code (relating to certain disqualifying dispositions), within 10 days of such disposition.

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4.6	Withholding Taxes

(a)           With Respect to Cash Payments. Whenever cash is to be paid pursuant to an award under the Plan, the Company shall be entitled to deduct therefrom an amount sufficient in its opinion to satisfy all federal, state and other governmental tax withholding requirements related to such payment.

(b)           With Respect to Delivery of Company Stock. Whenever shares of Company Stock are to be delivered pursuant to an award under the Plan, the Company shall be entitled to require as a condition of delivery that the Participant remit to the Company an amount sufficient in the opinion of the Company to satisfy all federal, state and other governmental tax withholding requirements related thereto. With the approval of the Committee, which approval shall be at the Committee’s sole discretion, the Participant may satisfy the foregoing condition by electing to have the Company withhold from delivery shares having a value equal to the amount of tax to be withheld. Such shares shall be valued at their Fair Market Value as of the date on which the amount of tax to be withheld is determined. Fractional share amounts shall be settled in cash. Such a withholding election may be made with respect to all or any portion of the shares to be delivered pursuant to an award.

4.7	Limitations Imposed by Section 162(m)

Notwithstanding any other provision hereunder, if and to the extent that the Committee determines the Company’s federal tax deduction in respect of an award may be limited as a result of section 162(m) of the Code, the Committee may delay the exercise or payment, as the case may be, in respect of such options until 30 days following the earlier to occur of (A) the Participant’s termination of employment and (B) the Company’s reasonable determination that the Company’s federal tax deduction in respect of the award will not be limited by reason of section 162(m). In the event that a Participant exercises an option at a time when the Participant is a 162(m) covered employee, and the Committee determines to delay the exercise or payment, as the case may be, in respect of any such award, the Committee shall credit cash or, in the case of an amount payable in Company Stock, the Fair Market Value of the Company Stock, payable to the Participant to a book account. The Participant shall have no rights in respect of such book account and the amount credited thereto shall not be transferable by the Participant other than by will or laws of descent and distribution. The Committee may credit additional amounts to such book account as it may determine in its sole discretion. Any book account created hereunder shall represent only an unfunded, unsecured promise by the Company to pay the amount credited thereto to the Participant in the future.

4.8	Right of Discharge Reserved

Nothing in the Plan or in any Award Agreement shall confer upon any Participant the right to continue employment with the Company or affect any right that the Company may have to terminate such employment.

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4.9	Nature of Payments

(a)           Consideration for Services Performed. Any and all grants of awards and issuances of shares of Company Stock under the Plan shall be in consideration of services performed for the Company by the Participant.

(b)           Not Taken into Account for Benefits. All such grants and issuances shall constitute a special incentive payment to the Participant and shall not be taken into account in computing the amount of salary or compensation of the Participant for the purpose of determining any benefits under any pension, retirement, profit-sharing, bonus, life insurance or other benefit plan of the Company or under any agreement between the Company and the Participant, unless such plan or agreement specifically otherwise provides.

4.10	Non-Uniform Determinations

The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or who are eligible to receive, awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective Award Agreements, as to (a) the persons to receive awards under the Plan and (b) the terms and provisions of awards under the Plan.

4.11	Other Payments or Awards

Nothing contained in the Plan shall be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

4.12	Section 409A

Notwithstanding anything to the contrary contained in the Plan, the Plan is intended to comply with Section 409A of the Code, and the provisions of the Plan shall be interpreted and construed such that the grants, awards, payments and benefits provided are either not subject to Section 409A of the Code or are in compliance with Section 409A of the Code.

4.13	Headings

Any section, subsection, paragraph or other subdivision headings contained herein are for the purpose of convenience only and are not intended to expand, limit or otherwise define the contents of such subdivisions.

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4.14	Effective Date and Term of Plan

(a)           Adoption; Stockholder Approval. The Plan was adopted by the Board on April 30, 2016, subject to approval by the Company’s stockholders. All awards under the Plan prior to such stockholder approval are subject in their entirety to such approval. If such approval is not obtained prior to the first anniversary of the date of adoption of the Plan, the Plan and all awards thereunder shall terminate on that date.

(b)           Termination of Plan. Unless sooner terminated by the Board or pursuant to paragraph (a) above, the provisions of the Plan respecting the grant of any award pursuant to which shares of Company Stock will be granted shall terminate on the tenth anniversary of the adoption of the Plan by the Board, and no such awards shall thereafter be made under the Plan. All awards made under the Plan prior to the its termination of shall remain in effect until such awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Award Agreements.

4.15	Restriction on Issuance of Stock Pursuant to Awards

The Company shall not permit any shares of Company Stock to be issued pursuant to awards granted under the Plan unless such shares of Company Stock are fully paid and non-assessable, within the meaning of Section 152 of the Delaware General Corporation Law, except as otherwise permitted by Section 153(c) of the Delaware General Corporation Law.

4.16	Governing Law

Except to the extent preempted by any applicable federal law, the Plan will be construed and administered in accordance with the laws of the State of Delaware, without giving effect to principles of conflict of laws.

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